Exhibit 99.5

CONSENT OF GORDON F. DUGAN

        Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to be named in this registration statement on Form S-4 of Chambers Street Properties, and any amendments thereto, as a person to become a member of Chambers Street Properties' board of trustees effective as of the effective time of the Merger (as such term is defined in the Agreement and Plan of Merger, dated as of July 1, 2015, by and among Chambers Street Properties, Columbus Merger Sub, LLC, and Gramercy Property Trust Inc.), and to the filing of this consent as an exhibit to this registration statement, and any amendments thereto.

Dated: September 10, 2015

/s/ GORDON F. DUGAN Gordon F. DuGan